SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15 (d) of the Securities Exchange
                         Act of 1934

  (Date of Report (Date of Earliest event reported) January
                          27, 1997

                        REALCO, INC.
   (Exact name of registrant as specified in its charter)


 New Mexico                0-27552            85-0316176
(State of other          (Commission       (IRS Employer
jurisdiction of          File Number)    Identification No.)
incorporation)



            1650 University Blvd., N.M. Suite 100
               Albuquerque, New Mexico   87102
          (Address of principal executive offices)


      Registrant's telephone number including area code
                         505-242-4561


Item 2.  Acquisition or Disposition of Assets.

(a) On January 13, 1997, the Registrant signed a letter agreement expressing its intent to acquire all issued and outstanding equity securities of Mull Realty Co., Inc., ("Mull"), an Arizona corporation from two shareholders. Mull's business is that of real estate brokerage firm specializing in the sale of residential and commercial properties in the Phoenix, Arizona area. Mull's assets consist primarily of cash, accounts receivable, vehicle and furniture and fixtures.



(b) The letter agreement contains the following significant terms:

(1)  The Mull shares will be purchased for an initial
cash payment of approximately $400,000 and additional minimum payments of $800,000 and additional maximum payments, which total sum the Registrant estimates may approximate $2,000,000, the total cost of the acquisition. The Registrant believes that a significant portion of the future payment obligations will be generated by the cash flow from this acquired business and, therefore, does not anticipate any need to use borrowed funds to complete the acquisition.

      (2) The acquisition is subject to completion of audited financial statements of Mull for the year ended December 31, 1996, which audited financial statements are to reflect certain balance sheet representations made by Mull's shareholders.
      (3) In addition to cash consideration, the Registrant has agreed that one of the selling shareholders shall be Mull's President pursuant to a four year employment agreement between that individual and Mull. The employment agreement provides that this individual shall be paid an annual salary of $96,000 and will be paid a bonus of 20% of all Mull pre-tax earnings in excess of $450,000 in each year, with the maximum of any such bonus being $50,000 in any one year.
(4) The selling shareholders may, at their option, elect to receive notes from the Registrant in lieu of any earned cash payment to them. Such notes may be issued in whole or in part of such obligations. If such notes are issued, they will include a provision to convert the principle balance including any interest due to the common shares of the Registrant at a rate of $8.40 per share.

Item 7.  Financial Statements and Exhibits.

(a) Audited Financial Statements for the business which is to be acquired are not readily available. Mull has undertaken to retain independent auditors to examine and provide an audit of the acquired business for the fiscal year endedn December 31, 1996. The completed audit of the business acquired is expected to be completed by January 31, 1997. Upon completion of the financial statements, the registrant will amend this 8-K as to Item 7 herein.

                         SIGNATURES

      Pursuant  to the Securities Exchange Act of 1934,  the
Registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.
                                   REALCO, INC.

                                   S/James A. Arias
                                   ________________________
                                   James A. Arias, President